Exhibit 21.1
2024 10-K
SUBSIDIARIES OF REGISTRANT

Subsidiary Name	Type of Entity	State or Country of Organization or Incorporation
Harte-Hanks Belgium N.V.	Corporation	Belgium
Harte-Hanks Direct, Inc.	Corporation	New York
Harte-Hanks Direct Marketing/Jacksonville LLC	Limited Liability Company	Delaware
Harte Hanks Europe B.V.	Corporation	The Netherlands
Harte-Hanks Florida, Inc.	Corporation	Delaware
Harte-Hanks GmbH	Corporation	Germany
Harte-Hanks Logistics, LLC	Limited Liability Company	Florida
Harte-Hanks Philippines, Inc.	Corporation	Philippines
Harte-Hanks Print, Inc.	Corporation	New Jersey
Harte-Hanks Response Management/Austin, Inc.	Corporation	Delaware
Harte-Hanks Response Management/Boston, Inc.	Corporation	Massachusetts
Harte-Hanks SRL	Limited Liability Company	Romania
Harte-Hanks STS, Inc.	Corporation	Delaware
Harte Hanks Tranquility Limited	Limited Liability Company	United Kingdom
Harte Hanks UK Limited	Limited Liability Company	United Kingdom
Harte Hanks Direct Marketing/Baltimore, Inc.	Corporation	Maryland
HHMIX SAS	Limited Liability Company	France
Harte-Hanks Market Intelligence Espana LLC	Limited Liability Company	Colorado
Harte-Hanks Do Brazil Consoltoria E Servicos LTDA.	Limited Liability Company	Brazil
Harte-Hanks Direct Marketing/Cincinnati, Inc.	Corporation	Ohio
Harte-Hanks Direct Marketing/Fullerton, Inc.	Corporation	California
Southern Comprint Co.	Corporation	California
Harte-Hanks Shoppers, Inc.	California	California